Pure Cycle Corporation 8-K

Exhibit 99.1

Pure Cycle Corporation Announces

Order Granting Summary Judgment against High Plains A&M, LLC

Denver, Colorado –March 20, 2014 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announces today that the District Court, City and County of Denver, granted Pure Cycle Corporation’s Motion for Summary Judgment against High Plains A&M, LLC.

In February 2012 High Plains A&M, LLC filed suit against Pure Cycle in which High Plains A&M, LLC asserted three misrepresentation/concealment claims and based on these three claims, a fourth claim for claim for rescission of the APA transaction that closed on August 31, 2006. In January 2014 Pure Cycle filed a Motion for Summary Judgment contending that the claim was barred by Colorado’s two year statute of limitations for negligence claims, and three year statute of limitations for fraud claims. On March 19, 2014, the District Court granted the Company’s Motion dismissing all claims entirely with prejudice. “While we believed High Plains’ claims were without merit, this is an important ruling for the Company and our shareholders”, commented Mark Harding, President and CEO. “We have prevailed in all legal challenges brought by High Plains and hope that this most recent ruling will expedite an end to our legal challenges with High Plains”, Mr. Harding continued.

Company Information

Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services, including the design, construction, operation and maintenance of water and wastewater systems, to wholesale customers, which are local governmental entities who provide water and wastewater services to their end-use customers located in the greater Denver metropolitan area. Pure Cycle also owns approximately16,200 acres in Southeastern Colorado that are leased to area farmers.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.